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                                                                    Exhibit 20.1
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DAUGHERTY RESOURCES, INC.                                        NEWS
120 Prosperous Place, Suite 201, Lexington, KY  40509            RELEASE

FOR IMMEDIATE RELEASE
Contact:      William S. Daugherty, President
Phone:        (606) 263-3948
FAX:          (606) 263-4228



           DAUGHERTY RESOURCES COMPLETES SALE OF RED RIVER HARDWOODS


LEXINGTON, KENTUCKY, December 8, 1999. Daugherty Resources (Nasdaq: NGAS) announced today that it has completed the sale of Red River Hardwoods, Inc., an 80% owned subsidiary, to H&S Lumber, Clay City, Kentucky.

         Red River Hardwoods, a hardwood dimension production facility located in Clay City, Kentucky, was Daugherty's only entry into the wood products business. "The sale of Red River for $537,000 and the purchaser's assumption of Red River liabilities increases shareholders' equity in the parent company by approximately $1.4 million and will result in a significant reduction of our operating losses", stated Daugherty's CEO William S. Daugherty. "It also allows our management team to concentrate on our strategy of increasing our oil and gas assets."

         Mr. Daugherty continued, "Red River losses in 1998 exceeded $600,000. With the elimination of Red River's ongoing losses and the added revenue from two recent acquisitions, our financial performance should improve by about $80,000 per month."

         The sale of Red River Hardwoods, Inc. was effective June 30, 1999. Accordingly, the Company plans to restate its financial statements for the second and third quarters of 1999 to reflect the sale.

         Daugherty Resources is a natural resources development company with interests in oil & gas development and gold mining prospects.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Daugherty Resources and its subsidiaries are subject to a number of risks, including production variances from expectations, volatility of product prices, the capital expenditures required to fund its operations, environmental risks, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

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